Exhibit 23

Consent of Independent Registered Pubic Accounting Firm

The Board of Directors
First Business Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-129059, No. 333-137634 and No. 333-137635) on Form S-8 of First Business Financial Services, Inc. and subsidiaries of our report dated March 17, 2008, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of First Business Financial Services, Inc.

/s/  KPMG LLP

Milwaukee, Wisconsin
March 17, 2008

79